EXHIBIT 10.3

22nd CENTURY GROUP, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is dated as of ___________ __, 2023 (the “Effective Date”) between 22nd CENTURY GROUP, INC., a Nevada corporation (“Company”) and Peter Ferola (“Employee”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated September 19, 2022 (the “Original Agreement”);

WHEREAS, the Company and the Employee desire to amend and restate the Original Agreement in its entirety with this Agreement, which shall be effective upon the Effective Date

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.ORIGINAL EMPLOYMENT DATE

The Employee’s employment with the Company commenced on October 22, 2022 (the “Original Employment Date”).

2.EMPLOYMENT DUTIES AND TERM

2.1General. As of the Original Employment Date, the Company employs the Employee as, and the Employee agrees to serve as, Chief Legal Officer and Corporate Secretary of the Company upon the terms and conditions specified in this Agreement. The Employee shall perform such duties and services for the Company as may be determined from time to time by the Company’s Chairperson (“Chairperson”) of the Board of Directors (the “Board”) provided that such duties and services shall be consistent in all material respects with the Employee’s position Chief Legal Officer and Corporate Secretary of the Company. The Employee will be a direct report to the Chairperson. The Employee agrees to serve the Company faithfully and to the best of his ability under the direction of the Chairperson.

2.2Exclusive Services. The Employee shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the performance of services for the Company. During the Employment Term, the Employee will not be employed by any other person or entity, or be self-employed, without the prior approval of the Board. The Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Upon the Employee’s execution of this Agreement and during the Employment Term, the Employee will disclose to the Company any existing or proposed participation or membership in trade or professional associations, and any existing or proposed appointments as a member of the board of directors (or similar governing body) of any for-profit or not-for-profit entity; all such participations, memberships and appointments shall be subject to approval by the Chairperson.

2.3Employment Term. The Employee’s employment under this Agreement began on the Original Employment Date and shall continue until the earlier of (1) the 3-year anniversary of the Original Employment Date or (2) termination pursuant to Section 5 of this Agreement. This Agreement shall automatically renew for additional 1-year terms following the expiration of the initial 3-year term unless notice of non-renewal is given, by either party, at least 90 days’ prior to the commencement of the next applicable 1-year renewal period. For the purposes of this Agreement, “Employment Term” means the period beginning on the Original Employment Date and ending on the date that Employee’s employment with the Company terminates for any reason.

3.COMPENSATION

3.1Base Salary. During the Employment Term, the Employee shall be paid an annual base salary (“Base Salary”) in the amount of $422,000.00, payable in accordance with the Company’s payroll practices. Base Salary is subject to increase, from time to time, in the sole and absolute discretion of the Board.

3.2Retention Bonus. The Employee is eligible for a lump sum cash payment equal to $500,000 (the “Retention Bonus”), less applicable withholding taxes. If the Employee remains an Employee in Good Standing (as defined below) through the date of the applicable payment, (i) $125,000 of the Retention Bonus, less applicable withholding taxes, will be paid to the Employee on August 31, 2023, (ii) $125,000 of the Retention Bonus, less applicable withholding taxes, will be paid to the Employee on October 31, 2023 and (iii) $250,000 of the Retention Bonus, less applicable withholding taxes, will be paid to the Employee on February 29, 2024. If the Employee is not an Employee in Good Standing on any of the above payment dates, the Employee shall not be eligible to receive any remaining portion of the Retention Bonus.

For purposes of this Agreement, the Employee shall be considered to be an “Employee in Good Standing” on a given date if, on or before that date, the Employee’s employment with the Company has not terminated for any reason or no reason (other than for Good Reason (as defined below)), the Employee has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date (other than for Good Reason), the Employee has not engaged in actions which constitute a material breach of this Agreement, and the Employee has not breached the terms of this Agreement.

3.3Cash Bonus Opportunity. During the Employment Term, the Employee will be eligible to earn an annual cash bonus targeted at 100% of Base Salary (the “Cash Bonus”). The amount of the Cash Bonus awarded to the Employee in any year will be determined by the Board, in consultation with the CEO, based on annual performance metrics and strategic goals for the Company and annual individual objectives for the Employee. Payment of the Cash Bonus in respect of a Company fiscal year will be made not later than 120 days following the end of the applicable Company fiscal year, provided that, if the Employment Term ends prior to payment

(other than with Cause), the Employee shall be entitled to such Cash Bonus award to be paid when such cash bonus award would otherwise have been payable under this Agreement.

3.4Performance Unit Awards. During the Employment Term, the Employee will be eligible to receive an annual award of Performance Units (as defined in the 2021 Plan). The target annual Performance Unit award to the Employee will be 100% of Base Salary, and each such award shall be subject to performance, vesting and other requirements specified by, or determined in accordance with, the 2021 Plan.

3.5Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Employee of an itemized account of such expenditures, in accordance with Company practices and policies.

4.EMPLOYEE BENEFITS

The Employee shall, during the Employment Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including plans, programs or arrangements providing for retirement benefits, disability benefits, health and life insurance, or vacation and paid holidays) which shall from time to time be established by the Company for, or made available to, its management employees generally.

5.TERMINATION OF EMPLOYMENT

5.1Termination Events.

5.1.1.By the Company. The Company may terminate the Employee’s employment at any time for Cause (as hereinafter defined), without Cause, or upon the Employee’s Disability (as hereinafter defined).

5.2Termination Without Cause.

5.2.1Severance Benefits. If the Employee’s employment is terminated by the Company without Cause (which shall include, for the avoidance of doubt, non-renewal of the Employment Term by the Company):

(i)within thirty (30) days of the effective date of the Employee’s termination (or such earlier time as may be required by law), the Company shall pay to the Employee the following (collectively, the “Accrued Obligations”): (A) his then current Base Salary accrued, but unpaid, as of the effective date of such termination; (B) any unpaid Cash Bonus for a prior fiscal year; (C) any benefits payable to the Employee pursuant to Section 4 through the date of termination; and (D) any expenses to which the Employee is entitled to reimbursement pursuant to Section 3.5.

(ii)The Company shall continue to pay the Employee the Base Salary (at the rate in effect immediately prior to such termination) for a period of 24 months following the effective date of termination (such period being referred to hereinafter as the “Severance Period”). The payments shall occur in installments in the same amount in effect immediately prior to such termination and at the same regular payment intervals as the Employee’s Base Salary was being paid on the effective date of termination and such installments shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii).

(iii)If the Employee timely elects continue health insurance coverage under the Company’s applicable group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Employee for, the COBRA premium for the Employee and Employee’s covered dependents under such plan during the Severance Period, provided that (a) the Employee will be responsible for paying the same portion of the premium that the Company requires to be paid by its management employees under the applicable plan, and (b) the Company’s obligation to pay or reimburse the Employee for such premiums will terminate on the date Employee becomes eligible to receive reasonably comparable health insurance coverage from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility). If the Company determines that it cannot provide the benefit required by this Section 5.2.1(ii) without potentially breaching the Company’s applicable group health insurance contract, violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof during the Severance Period pay to the Employee a taxable monthly payment in an amount equal to the portion of the COBRA premium otherwise payable or reimbursable by the Company under this Section 5.2.1(ii).

(iv)The Company shall pay an amount equal to (A) the actual Cash Bonus that would have been payable to the Employee pursuant to Section 3.3 had the Employment Term not been terminated prior to the payment date of such Cash Bonus, multiplied by (B) a fraction, the numerator of which is the number of days elapsed in the Company’s fiscal year prior to such termination and the denominator of which is 365, when the same would have been payable to the Employee but for such termination (the “Pro Rata Bonus”).

(v)Any unpaid Retention Bonus.

(vi)The Employee shall have no further right to receive any other compensation or benefits after such termination of employment except as specifically determined in accordance with the terms of the employee benefit plans or programs of the Company. In the event of the Employee’s death during the Severance Period, Base Salary continuation payments under this Section 5.2.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Employee or, if no such beneficiary is specifically designated, to the Employee’s estate.

5.2.2Termination of Severance Benefit. If, during the Severance Period, the Employee breaches any of his obligations under this Agreement (including, without limitation, the Employee’s obligations under Section 6), the Company may, in addition to all other rights and remedies upon written notice to the Employee, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.2.1.

5.2.3Release. The Company’s obligation to pay the Base Salary and provide health insurance benefits described in Section 5.2.1 shall be subject to the following conditions: (i) within 21 days after the effective date of termination or resignation, the Employee shall have executed and delivered to the Company a Termination Agreement and Release (“Release”) in the form of Exhibit A attached hereto, and (ii) the Release shall not have been revoked by the Employee during the revocation period specified therein. If the Employee fails to deliver a fully executed Release to the Company before expiration of such 21 day period, or such release is revoked as permitted therein, then the Company will have no obligation to make any of the payments or provide any of the benefits specified in Section 5.2.1.

5.3Termination for Cause. If the Employee’s employment is terminated by the Company for Cause, or the Employee resigns from his employment hereunder for any reason, the Employee shall be entitled only to the Accrued Obligations through and including the date of termination or resignation. The Employee shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

5.4Resignation. If the Employee resigns from his employment hereunder for any reason, the Employee shall be entitled to the Accrued Obligations through and including the date of termination or resignation. The Employee shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

5.5Cause. Termination for “Cause” shall mean termination of the Employee’s employment by the Company because of:

(i)any willful act or omission that constitutes a material breach by the Employee of any of his material obligations under this Agreement or any material written Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach;

(ii)the continued willful failure or refusal of the Employee to substantially perform the duties reasonably required of him as an employee of the Company;

(iii)an act of moral turpitude, dishonesty or fraud by, or criminal conviction (excluding non-felony convictions relating solely to vehicle and traffic offenses) of, the Employee which in the reasonable determination of the Board would render his continued employment by the Company damaging or detrimental to the Company;

(iv)any material misappropriation of Company property by the Employee; or

(v)any other willful misconduct by the Employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

5.6 Termination by the Employee For Good Reason.

(i) This Agreement may be terminated by the Employee upon notice to the Company of any event constituting “Good Reason” as defined herein.

(ii) As used herein, the term “Good Reason” means: (A) the failure of the Company to pay Employee’s compensation in accordance with this Agreement without the prior written consent of the Employee; (B) a reduction in the Employee’s Base Salary; (C) a reduction in the Employee’s bonus opportunity; (D) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company; (E) a Change of Control (as defined in the Company’s 2021 Omnibus Incentive Plan) of the Company; (F) a material, adverse change in the Employee’s title, authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law); (G) change in the Chairperson who is in place as of the date hereof; or (H) change in Employee’s reporting structure that is in place as of the date hereof. Provided, however, that the Employee shall not be deemed to have Good Reason pursuant to this provision unless the Employee gives the Company written notice that the specified conduct or event has occurred and making specific reference to this Section 5.6 and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

(iii) In the event the Employee terminates this Agreement under this Section 5.6, Employee shall be entitled to the severance benefits described under Section 5.2, pertaining to Severance Benefits, provided that the Employee (i) elects to comply with the Restrictive Covenants set forth in Section 6, and (ii) executes a Release as described under Section 5.2.3. If Employee disavows the Restrictive Covenants and chooses to compete with the Company in violation of the covenants set forth in Section 6, then Employee forfeits all Severance Benefits provided in Section 5.2.

5.7Death or Disability. In the event of termination of employment by reason of death or Disability, the Employee (or his estate, as applicable) shall be entitled to the Accrued Obligations through the date of termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Employee that, in the sole opinion of the Board, prevents (with or without reasonable accommodation) the normal performance of substantially all his material duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 90 days.

5.8Resignation of Positions. Upon termination of Employee’s employment with the Company for any reason, the Employee agrees to immediately resign from all positions and offices in which he is then serving the Company and its subsidiaries.

6.CONFIDENTIALITY; NONSOLICITATION AND NONCOMPETITION

6.1Confidentiality. The Employee covenants and agrees with the Company that he will not any time during the Employment Term and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or Confidential Information that he may learn or has learned by reason of his association with the Company. The term “Confidential Information” includes information not previously made generally available to the public by the Company, with respect to the Company’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business and strategic plans, prospects or opportunities, but shall exclude any information which the Company intentionally makes generally available to the public other than as a result of disclosure by the Employee in violation of this Section 6.1. The Employee will be released of his obligations under this Section 6.1 to the extent the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Employee provides the Company with prompt written notice of such requirement. In addition, the Employee will not be in breach of any obligations under Section 6.1, and will not be criminally or civilly liable under any Federal or state trade secret law, for the disclosure of Confidential Information that is made in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law involving the Company or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law involving the Company, the Employee may disclose Confidential Information, including trade secrets, to his attorney and use such Confidential Information in the court proceeding if such Confidential Information is filed under seal.

6.2Acknowledgment of Company Assets. The Employee acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, strategic partners, vendors and employees and significant Confidential Information, and that such goodwill and Confidential Information is valuable property of the Company. The Employee further acknowledges that to the extent such goodwill and Confidential Information will be generated through the Employee’s efforts, such efforts will be funded by the Company and the Employee will be fairly compensated for such efforts. The Employee acknowledges that all goodwill developed by the Employee relative to the Company’s customers, strategic partners, vendors and employees, and all Confidential Information developed by the Employee, shall be the sole and exclusive property of the Company and shall not be personal to the Employee. Accordingly, in order to afford the Company reasonable protection of such goodwill and of the Company’s Confidential Information, the Employee agrees as follows:

6.2.1.No solicitation; Non-Interference. During the Employment Term and for a period of two years after termination of employment for any reason (such two-year period, the “Post-Termination Restrictive Covenant Period”), the Employee shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity: (i) solicit or endeavor to entice away from the Company any individual who is employed by the Company (except pursuant to a general solicitation which is not directed specifically at any such employees); (ii) solicit or endeavor to entice away from the Company any entity who is at the time of termination, or was within the then most recent 12-month period, a customer of the Company; (iii) interfere with the business relationship between the Company and any customer, strategic partner, supplier or vendor of the Company or attempt to persuade or encourage any customer, strategic partner, supplier or vendor of the Company to cease doing business with the Company or to engage in any activity competitive with the Company; or (iv) make or publish any disparaging remarks about the Company, its products, prospects or management. The Company agrees not to make or publish any disparaging remarks about the Employee during the Post-Termination Restrictive Covenant Period.

6.2.2Change of Control Activity. The Employee agrees that during the Post-Termination Restrictive Covenant Period, the Employee shall not, directly or indirectly, or in any individual or representative capacity, engage or otherwise participate in any Change of Control Activity with respect to the Company. “Change of Control Activity” means (a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other individual or entity to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in: (i) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the securities of the Company; (c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

6.2.3.Non-Competition. During the Employment Term and during the Post-Termination Restrictive Covenant Period, the Employee shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity, (other than as an investor owning not more than a 1% interest in a publicly-traded entity), engage in the Restricted Business (as hereinafter defined) anywhere in the world other than on behalf of the Company. The Employee acknowledges and agrees that the Company conducts business throughout the world, that the Company’s legitimate and protectable business interests are throughout the world, and therefore this Section 6.2.3 is intended to prohibit competitive activities by the Employee throughout the world. “Restricted Business” means research and product development with respect to, the manufacture, distribution, marketing or sale of, or the licensing of intellectual property related to, tobacco products, hemp products, cannabis products, cannabinoids or other products made from or related to the tobacco plant or the cannabis plant, including but not limited to hemp, hemp/cannabis, industrial hemp, marijuana, marijuana/cannabis, Cannabis sativa, Cannabis indica, and Cannabis ruderalis. The non-competition provisions of this Section 6.2 shall not apply to Employee’s practice of law.

6.3Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, and documents (whether in paper or electronic media) kept or made by Employee relating to the business of the Company shall be and remain the property of the Company. Upon termination of the Employee’s employment with the Company for any reason, the Employee promptly deliver to the Company all of the following that are in the Employee’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its affiliates, and (ii) all documents and other materials, in whatever form, which include Confidential Information or which otherwise relate in whole or in part to the present or prospective business of the Company, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

6.4Injunctive Relief; Tolling. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason, it is held that the restrictions under this Section 6 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable including, if applicable, modifications to the geographic scope of Section 6.2.3. The Post-Termination Restrictive Covenant Period will not include any period during which the Employee is in violation of Sections 6.1, 6.2.1, 6.2.2 or 6.2.3.

6.5Communication to Third Parties. The Employee agrees that the Company shall have the right to communicate the terms of this Section 6 to any third parties, including but not limited to, any prospective employer of the Employee. The Employee waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 6.

6.6Independent Obligations. The provisions of this Section 6 shall be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the enforcement of this Section 6 by the Company.

6.7Non-Exclusivity. The Company’s rights and the Employee’s obligations set forth in this Section 6 and in Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

7.INVENTIONS

The term “Invention” means any discovery, concept or idea, whether or not patentable or copyrightable, including but not limited to processes, methods, formulae and techniques, as well as improvements thereof or know- how related thereto. The Employee will promptly and fully inform the Company in writing of any Invention which is conceived, made, or reduced to practice by the Employee, either solely or jointly with another or others, during the Employment Term or within 12 months after termination of the Employee’s employment for any reason, setting forth in detail the procedures employed and the results achieved. The Company and/or its nominee or assign will be the sole owner, without payment of royalty or any other compensation to the Employee, of any such Invention which (i) is conceived, made or reduced to practice with the use of Confidential Information or the Company’s equipment, facilities, materials, personnel or other resources, or (ii) at the time it is conceived, made or reduced to practice relates to the Company’s present or prospective business or actual or demonstrably anticipated research or development, or (iii) is the result of any work performed by the Employee for the Company. With respect to each such Invention of which the Company is the owner, the Employee will execute and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent or United States and/or foreign copyright registrations and to vest the entire right and title thereto in the Company.

8.CERTAIN PAYMENTS

Notwithstanding anything in this Agreement to the contrary, if any amounts due to the Employee under this Agreement and any other plan or program of the Company constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times his “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00. The determination to be made with respect to this Section 8 shall be made by an accounting firm jointly selected by the Company and the Employee and paid by the Company, and which may be the Company’s independent auditors.

9.SECTION 409A. All payments and benefits to which the Employee could become entitled under this Agreement are intended either to be excluded from the requirements of Section 409A of the United States Internal Revenue Code (“Section 409A”) or to comply with Section 409A. To the extent that the provisions of this Agreement are subject to Section 409A, they shall be construed and interpreted to comply with Section 409A and any payments pursuant to such provisions will be made within the time prescribed by Section 409A. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A.

10.MISCELLANEOUS.

10.1Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company,

22nd Century Group, Inc.

500 Seneca Street, Suite 507

Buffalo, New York 14204

Attention: Director, Human Resources

To the Employee, at such address maintained in the Company’s records as the Employee’s primary residential address.

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by nationally recognized overnight carrier, upon receipt; or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

10.2Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3Assignment. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee.

10.4Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee relating to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

10.5Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the applicable law or Company’s employee benefits plans, if any.

10.6Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. The Company and the Employee agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Employee’s employment with the Company will be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, in each case located in Buffalo, New York, and each of the Company and the Employee hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Further, the Company and the Employee agree that, after a legal dispute is before a court as specified in this Section 10.6, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, will be subject to the exclusive jurisdiction of such court.

10.7Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Employment Agreement, the prevailing party shall be entitled to its costs and expenses incurred in connection therewith, including all attorneys’ fees.

10.8Legal Advice. The Employee hereby represents and warrants to the Company that he has had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement and that he has availed himself of that opportunity prior to signing this Agreement and that he is signing this Agreement voluntarily without any undue pressure. Employee represents that he: (i) is familiar with the covenants set forth in Section 6 and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of such covenants.

10.9Absence of Conflicting Obligations. The Employee represents and warrants that his execution, and delivery of this Agreement, and his performance of services for the Company as contemplated by this Agreement, do not conflict with or breach any contractual, fiduciary or other legal obligation owed by the Employee to any other individual or entity.

10.10Counterparts. This Employment Agreement may be executed in multiple counterparts (including by means of electronic signatures, or facsimile or PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Employee has hereunto set his hand, as of the day and year first above written.

22nd CENTURY GROUP, INC.

By
Name:	Nora Sullivan
Title:	Chairperson of the Board

Peter Ferola

EXHIBIT A

22nd CENTURY GROUP, INC.

TERMINATION AGREEMENT AND RELEASE

In consideration of the payments and benefits to be provided to me by 22nd Century Group, Inc. (the “Company”) pursuant to Section 5.2.1 of the Amended and Restated Employment Agreement between the Company and me dated ________ __, 2023 (the “Employment Agreement”), I agree as follows:

1.Termination. My employment with the Company is terminated effective ____________ and I will not thereafter apply for employment with the Company.

2.Release. On behalf of myself and my heirs, successors, executors, administrators, trustees, legal representatives, agents and assigns, I fully and forever release and discharge the Company, its subsidiaries, divisions and affiliates and its and all of their predecessors, successors, assigns, directors and officers (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, foreseen or unforeseen, which against the Released Parties I ever had, now have or which I may have for, upon or by reason of any matter, cause or thing whatsoever relating to or arising from my employment with the Company or the termination thereof, specifically including, but not limited to, all claims under the following: the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers’ Benefit Protection Act of 1990; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; §§ 120 and 241 of the New York State Workers’ Compensation Law; any contract of employment, express or implied; and any and all other federal, state or local laws, rules or regulations.

I hereby waive the right to receive any personal relief (i.e. monetary or equitable relief) as a result of any lawsuit or other proceeding brought by the EEOC or any other governmental agency, based on or related to any of the matters from which I have released the Released Parties. I also will take all actions necessary, if any, now or in the future, to make this Release effective.

The foregoing release shall not operate to release the Company from its obligations to make payments and provide benefits as provided under Section 5.2.1 of the Employment Agreement.

In connection with the foregoing release (i) I acknowledge that the payments and benefits under Section 5.2.1 of the Employment Agreement are good and sufficient consideration to which I would not otherwise be entitled but for my execution and delivery to the Company of this instrument, (ii) I acknowledge that I have been advised by the Company to consult with an attorney before signing this instrument, (iii) the Company has allowed me at least twenty-one (21) days from the date I first receive this instrument to consider it before being required to sign it and return it to the Company, and (iv) I may revoke this instrument, in its entirety, within seven (7) days after signing it by delivering written notice of such revocation to the Company on or before 5:00 p.m. on the seventh day of such revocation period.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the ____ day of ___________.

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”) is made this 23rd day of August, 2023 (the “Effective Date”), by and between 22nd Century Group, Inc., a Nevada corporation (the “Company”) and Peter Ferola (the “Employee”). Company and Executive are each alternatively referred to herein as a “Party” and, collectively as, the “Parties.”

WHEREAS, the Parties have entered into that certain Amended and Restated Employment Agreement dated August 20, 2023 (the “Original Agreement”); and

WHEREAS, the Parties have agreed to amend the Original Agreement as set forth herein.

NOW, THEREFORE, the Parties hereto, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.Amendment. The Original Agreement is hereby amended by deleting the last paragraph in Section 3.2 in its entirety and replacing such paragraph with the following:

“For purposes of this Agreement, the Employee shall be considered to be an “Employee in Good Standing” on a given date if, on or before that date, (i) the Employee’s employment with the Company has not terminated for Cause (as defined below), (ii) the Employee has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date (other than for Good Reason (as defined below)), and (iii) the Employee has not engaged in actions which constitute a material breach of this Agreement.”

2.Reaffirmation of Original Agreement. Except as expressly supplemented by this First Amendment, the Original Agreement is hereby reaffirmed, ratified and confirmed and continues in full force and effect unaffected hereby.

3.Governing Law; Jurisdiction. The provisions of Section 10.6 of the Original Agreement shall apply mutatis mutandis to this Amendment, and the Original Agreement as modified by this First Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

4.Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date first set forth above.

	I.	22ND CENTURY GROUP, INC.

By
	Name:	Rick Sanders
	Title:	Chairman of the Compensation
Committee of the Board

	II.	EMPLOYEE

III.

Peter Fero